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                               PLEDGE AGREEMENT

BETWEEN:     E-Auction Belgium N.V.
             Zavelstraat 7, 9190 STEKENE

             Represented by e-Auction Global Trading Inc., Nevada, USA and e-Auction Global Trading Inc., Canada,

             Represented by Mr. HACKETT, David,

             Hereafter referred to as "the pawner";


AND:         Mr. Luc SCHELFHOUT and Mrs. Hilde DE LAET,

             Living together at 9190 STEKENE, Bormte, 204A;

             Hereafter referred to as "the pledgees";

Whereas the pledgees are willing to sell their shares in the share capital of Schelfhout Computersystemen N.V. (hereinafter: "SCHELFHOUT");

In the share purchase agreement,

IN ART. 2.6 (a) subject to art. 2.6 (c) the pawner agrees, in the event that the e-Auction shares referred to in section 2.5 (a) are not freely tradable on any one of the six (6), twelve (12), eighteen (18) or twenty four (24) month anniversary of the Closing Date, the pawner agrees to pay to the pledgees, by way of electronic transfer, within ten (10) business days after the date of the applicable anniversary, an amount equal to USD 750,000 in United States funds.

IN ART. 2.6 (b) SUBJECT TO ART. 2.6 (c) the pawner agrees, in the event that the e-Auction shares referred to in section 2.5 (b) are not freely tradable on one of the thirty six (36), forty eight (48) or sixty (60) month anniversary of the Closing Date, the pawner agrees to pay to the pledgees, by way of electronic transfer, within ten (10) business days from the date of the applicable anniversary, an amount equal to USD 1,000,000 in United States funds.

IN ART, 6.2 (c) in the event of breach of section 5.2 (i), the pawner agrees to pay to the pledgees ipso ure, an indemnity equal to the taxes to be paid by the pledgees, including any and all fines, interest and increases thereof.

The pawner wishes to guarantee the good performance of these commitments by the pledging of all the shares in the capital of SCHELFHOUT.

Now therefore the parties covenant and agree as follows:

1. The pawner pledges all the 640 shares in the capital of SCHELFHOUT to the pledgees as guarantee for the payment of the indemnity referred to in art. 6.2,c.



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2. The pawner pledges the following shares in the capital of SCHELFHOUT to the pledgees as guarantee for the payment of the following amounts:

-  shares numbers 1-48: the 750,000 USD which could become due on the six
   (6) month anniversary of the Closing Date according to art. 2.6 (a);

-  shares numbers 49-96: the 750,000 USD which could become due on the twelve
   (12) month anniversary of the Closing Date, according to art. 2.6 (a);

- shares numbers 97-144: the 750,000 USD which could become due on the eighteen (18) month anniversary of the Closing Date, according to art.
   2.6 (a);

- shares numbers 145-192: the 750,000 USD which could become due on the twenty-four (24) month anniversary of the Closing Date, according to art.
   2.6 (a);

- shares numbers 193-256: the 1,000,000 USD which could become due on the thirty-six (36) month anniversary of the Closing Date, according to art.
   2.6 (b);

- shares numbers 257-320: the 1,000,000 USD which could become due on the forty-eight (48) month anniversary of the Closing Date, according to art.
   2.6 (b);

- shares numbers 321-384: the 1,000,000 USD which could become due on the sixty (60) month anniversary of the Closing Date, according to art.
   2.6 (b).

   To that effect, the pledges put the shares into the possession of the pledgees by the registration and the signing in the register of shareholders of SCHELFHOUT of the following formula:

   "DE AANDELEN NUMMERS 1 TOT EN MET 640 WORDEN IN PAND GEGEVEN AAN DE HER LUC SCHELFHOUT EN MEVROUW HILDE DE LAET, VOLGENS GEREGISTREERDE
   ONDERHANDSE OVEREENKOMST VAN ......... 1999.



   DE PANDGEVERS                                              DE PANDNEMERS"

   TRANSLATION:

   The shares number 1 until 640 are pledged to Mr. Luc SCHELFHOUT en Mrs. Hilde DE LAET according to a private deed (private agreement signed but not sealed) which was registered with the Registry.

3. The pawner preserves all his rights in connection with the pledged shares, including the voting rights, the dividend rights and the preferential rights.


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                                                                       3

4. The pledgees will give notice of the pledging of the shares to Schelfhout Computer Systemen N.V. by registered letter.

5. The pledgees shall only be entitled to enforce upon the pledge granted under this pledge agreement provided they are not in default under the share purchase agreement and the amount owed by the pawner to the pledgees has not been set off pursuant to Art. 6.8 of the share purchase agreement. The pledgees will be entitled again to enforce upon the pledge granted if and as far the arbitration tribunal provided for in art. 7 of the share purchase agreement decides that the pledgees are not in default under the share purchase agreement.

6.   In the event that the e-Auction shares referenced in section 2.6(a) or section 2.6(b) are freely tradable on the applicable anniversary date, or the pawner has made the applicable payment to the pledgees, the pledge referred in section 2 as applicable to the shares referenced therein shall cease to apply to such shares. In the event that the pledgees enforce the pledge and take the applicable pledged shares on an applicable anniversary date, the pledged shares shall be the pledgees' sole remedy against the pawner under this agreement and the share purchase agreement and the applicable payment obligation shall be satisfied and treated as paid in full. In the event that any of the pledged shares are not subject to a definitive pledge event, the pledgees shall promptly deliver to the pawner the shares not used to satisfy the obligation to the pawner.

7. In the event the pledgees enforce upon the pledge to satisfy a claim under art. 6.2 of the share purchase agreement, the pledgees shall only be entitled to obtain such number of the pledged shares having a fair market value equal to the taxes paid or due by the pledgees due to a breach by the pawner of art. 5.2 (i) of the share purchase agreement. The fair market value of the pledged shares shall be determined by at the time of the obligation to pay and shall be as agreed to by the pledgee and pawner, failing which the fair market value shall be determined in accordance with the arbitration provisions as set out in art. 7 of the share purchase agreement. Any pledged shares not otherwise pledged herein and not required to satisfy the tax obligation under art. 5.2 (i), shall be returned to the pawner and the pledge under section 1 above shall cease to apply. Notwithstanding anything to the contrary herein, the pledge in section 1 shall cease to apply and be of no further force and effect following the expiration of the period which thirteen (13) months following the closing date.

8. The pledge agreement shall terminate when all of the pledged shares have been distributed to the pawner or the pledgees or on the date which is the later of: (i) thirteen months following the closing date, and (ii) when all of the obligations subject to the pledge herein shall have been satisfied. Upon termination of the pledge agreement for any reason, the shares pledged herein shall forthwith be delivered to the pledge and the register of shareholders shall be amended to reflect that the pledge as to the shares being released from the pledge.


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9.   All costs related to the pledging are to borne by the pawner.

10. The agreement shall be governed by and construed in accordance with the laws of Belgium. Any dispute shall be brought before the Court competent for Stekene.



Executed at Stekene


On           January 7/00

in three counterparts, each party recognizing having received her counterpart.

The third counterpart is for the Registry.




The pawner                  The pledgees


/s/ David Hackett           /s/ Hilde DE LAET          /s/ Luc SCHELFHOUT

David HACKETT               Hilde DE LAET              Luc SCHELFHOUT